Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release April 29, 2021

Loan Originations Continue to Drive TFS Financial Corporation Results
(Cleveland, OH - April 29, 2021) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and six months ended March 31, 2021.
The Company reported net income of $23.0 million for the quarter ended March 31, 2021 compared to net income of $17.3 million for the quarter ended March 31, 2020. Net income of $48.0 million was reported for the six months ended March 31, 2021 compared to net income of $42.9 million for the six months ended March 31, 2020. The increase in net income for the quarter and six month periods is primarily the result of higher net gain on the sale of loans and releases from the allowance for credit losses, partially offset by a decrease in net interest income and an increased income tax provision. Other changes include a decrease in other non-interest income and an increase in general and administrative expenses when comparing the fiscal year-to-date periods.
“At Third Federal, we’re seeing sunshine and blue skies ahead as our nation begins to emerge from the pandemic,” said Chairman and CEO Marc A. Stefanski. “Our loan pipeline is strong with refinances, home equities, and the signs of a hot home buying season, while forbearances are half of what they were at year-end.”
Loan originations, mainly refinances, continued at an active pace. We sold, or committed to sell, $517.5 million of fixed-rate loans and recorded related gains of $25.4 million during the six months ended March 31, 2021, as we took advantage of the high origination levels, low interest rates and attractive Fannie Mae loan sale prices, while also managing our interest rate risk.
Net interest income was $58.4 million for the quarter ended March 31, 2021 compared to $58.7 million for the quarter ended December 31, 2020 and $65.0 million for the quarter ended March 31, 2020. Net interest income decreased by $12.0 million, or 9.29%, to $117.2 million, for the six months ended March 31, 2021 from $129.2 million for the six months ended March 31, 2020. The interest rate spread was 1.54% for the quarter ended March 31, 2021 compared to 1.51% for the quarter ended December 31, 2020 and 1.64% for the quarter ended March 31, 2020. Funding costs were lowered through a reduction in the average balance of borrowed funds, including the early termination of above-market priced Federal Home Loan Bank ("FHLB") advances and their related swap contracts during the quarter ended September 30, 2020; through the repricing of certificates of deposit to market rates of interest, as they mature; and through the migration from certificates of deposit to lower-priced non-maturity deposit accounts. The interest rate spread was 1.53% for the six months ended March 31, 2021 compared to 1.63% for the six months ended March 31, 2020. The net interest margin was 1.67% for both the quarter and six months ended March 31, 2021, respectively, compared to 1.81% for the quarter and six months ended March 31, 2020, respectively.
A credit of $4.0 million was recorded to the allowance for credit losses during the quarter ended March 31, 2021 compared to a provision of $6.0 million for the quarter ended March 31, 2020 and a credit of $6.0 million was recorded for the six months ended March 31, 2021 compared to a provision of $3.0 million for the six months ended March 31, 2020. Releases from the allowance for credit losses during the current year reflected improvements in the economic trends and forecasts used to estimate losses for the reasonable and supportable period and decreases in pandemic forbearance balances. On October 1, 2020, the Company adopted the Current Expected Credit Loss ("CECL") methodology and recognized a $46.2 million increase to the allowance for credit losses and a related $35.8 million reduction to retained earnings, net of tax. The Company recorded $1.4 million and $2.6 million of net loan recoveries for the quarter and six months ended March 31, 2021, respectively, compared to $1.1 million and $2.5 million of net loan recoveries for the quarter and six months ended March 31, 2020, respectively. Gross loan charge-offs were $1.4 million for the quarter ended March 31, 2021 and $1.3 million for the quarter ended March 31, 2020, while loan recoveries were $2.7 million in the current quarter and $2.4 million in the prior year quarter. The allowance for credit losses was $89.7 million, or 0.70% of total loans receivable, at March 31, 2021, compared to $92.3 million, or 0.71% of total loans receivable, at December 31, 2020 and $46.9 million, or 0.36% of total loans receivable, at September 30, 2020. The allowance for credits losses at both March 31, 2021 and December 31, 2020 included a $22.0 million liability for unfunded commitments, primarily undrawn equity line of credit commitments.
Total loan delinquencies decreased $1.2 million to $27.0 million, or 0.21% of total loans receivable, at March 31, 2021 from $28.2 million, or 0.21% of total loans receivable, at September 30, 2020. Delinquencies at March 31, 2021 included a $0.6 million decrease in delinquencies on core residential mortgages, a $0.8 million decrease on home today residential mortgages and a $0.2 million increase on home equity loans and lines of credit when compared to September 30, 2020. Non-accrual loans decreased $0.8 million to $52.6 million, or 0.41% of total loans, at March 31, 2021 from $53.4 million, or 0.41% of total loans, at September 30, 2020.
At March 31, 2021, there were $64.2 million, or 0.50% of total loans receivable, in COVID-19 forbearance plans compared to $165.6 million, or 1.26% of total loans receivable, at September 30, 2020. These forbearance plans allow borrowers experiencing temporary financial hardships related to COVID-19 to defer a limited number of payments to a later point in time and catch up missed payments through a variety of repayment options. In accordance with regulatory guidance and the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, the delinquency and accrual status of accounts in COVID-19 forbearance plans are generally frozen as of a specific date prior to entering a forbearance plan. The majority of our forbearance plans were current at the measurement date with interest income accruing throughout the term of their forbearance and, therefore, are not included in reported delinquency or non-accrual totals.
Total troubled debt restructurings decreased $6.6 million, to $134.7 million at March 31, 2021, from $141.3 million at September 30, 2020. COVID-19 forbearance plans are not generally classified as troubled debt restructurings.
Non-interest income increased $6.8 million to $15.7 million for the quarter ended March 31, 2021 from $8.9 million for the quarter ended March 31, 2020 and increased $16.3 million to $37.2 million for the six months ended March 31, 2021 from $20.9 million for the six months ended March 31, 2020. The changes included higher net gain on the sale of loans, which increased $5.8 million, to $8.9 million for the quarter ended March 31, 2021, from $3.1 million during the quarter ended March 31, 2020 and increased $19.3 million, to $25.4 million during the six months ended March 31, 2021, from $6.1 million during the six months ended March 31, 2020. Additionally, the cash surrender value and death benefits from bank owned life insurance increased $1.3 million, to $3.8 million during the quarter ended March 31, 2021, from $2.5 million during the quarter ended March 31, 2020 and increased $1.4 million, to $5.4 million from $4.0 million for the six months ended March 31, 2021 and March 31, 2020, respectively. A $4.3 million net gain on the sale of commercial property recognized during the six months ended March 31, 2020 created further variance when comparing the two fiscal year-to-date periods.
Total non-interest expense decreased $0.8 million to $48.8 million for the quarter ended March 31, 2021 from $49.6 million for the quarter ended March 31, 2020 and increased $3.6 million to $100.5 million for the six months ended March 31, 2021 from $96.9 million for the six months ended March 31, 2020. The increase, when comparing the fiscal year-to-date periods, included a $1.9 million increase in salaries and employee benefits and a $2.6 million increase in marketing expense, partially offset by a $0.7 million decrease in federal insurance premiums. The majority of the increase in salaries and benefits was the result of a one-time $1,500 after-tax bonus paid to each associate during the first quarter of the current fiscal year, in recognition of special efforts made during the pandemic crisis. The increase in marketing expense was more timing related, as some marketing efforts were delayed during the previous fiscal year, in response to COVID-19.
Total income tax expense increased $5.1 million to $6.3 million for the quarter ended March 31, 2021 from $1.2 million for the quarter ended March 31, 2020 and increased $4.5 million to $11.8 million for the six months ended March 31, 2021 from $7.3 million for the six months ended March 31, 2020. The change was primarily due to the impact of a CARES Act provision which permitted a carry back of net tax operating losses to years taxed at higher rates and resulted in a tax benefit of $2.8 million during the six months ended March 31, 2020.
Total assets decreased by $177.4 million, or 1.21%, to $14.46 billion at March 31, 2021 from $14.64 billion at September 30, 2020. This change was mainly due to the combination of loan sales and principal repayments on loans exceeding the total of new loan originations, the impact of adopting CECL, and a decrease in investment securities available for sale, partially offset by increases in cash and cash equivalents, FHLB stock and bank owned life insurance contracts.
The combination of cash and cash equivalents increased $167.4 million, or 33.61%, to $665.4 million at March 31, 2021 from $498.0 million at September 30, 2020. This increase is the result of cash flows from maturing investment securities and loan sales in the secondary market which are retained for reinvestment in investment securities and/or loan products that fit within the Company's growth and interest rate risk strategies.
Investment securities available for sale decreased $32.4 million, or 7.15% to $421.0 million at March 31, 2021 from $453.4 million at September 30, 2020. This decrease is a result of cash flows from security repayments and maturities exceeding purchases during the fiscal year. Pay downs on mortgage-backed securities increased due to the historically low mortgage interest rates.
The combination of loans held for investment, net of allowance and deferred loan expenses, and mortgage loans held for sale decreased $394.9 million, or 3.01%, to $12.75 billion at March 31, 2021 from $13.14 billion at September 30, 2020, reflecting the impact of increased loan sales during the year. The home equity loans and lines of credit portfolio decreased $91.1 million and the residential core mortgage loan portfolio, including loans held for sale, decreased $279.3 million during the six months ended March 31, 2021. Commitments originated for home equity loans and lines of credit were $823.7 million for the six months ended March 31, 2021 and $733.3 million for the six months ended March 31, 2020. Total first mortgage loan originations were $2.06 billion for the six months ended March 31, 2021, of which 33% were adjustable-rate mortgages and 18% were fixed-rate mortgages with terms of 10 years or less. Total first mortgage loan originations were $1.33 billion for the six months ended March 31, 2020, of which 45% were adjustable-rate mortgages and 9% were fixed-rate mortgages with terms of 10 years or less. During the six months ended March 31, 2021, $517.5 million of fixed-rate loans were sold or committed for sale compared to $323.2 million of fixed-rate loans sold during the six months ended March 31, 2020.
The amount of Federal Home Loan Bank stock owned increased $26.0 million to $162.8 million at March 31, 2021 from $136.8 million at September 30, 2020, as a result of stock ownership requirements of the FHLB.
Total bank owned life insurance contracts increased $71.1 million, to $294.0 million at March 31, 2021, from $222.9 million at December 31, 2020, primarily due to $70 million of additional premiums placed during the quarter.
Prepaid expenses and other assets decreased $10.2 million to $94.6 million at March 31, 2021 from $104.8 million at September 30, 2020. The decrease related primarily to a $6.3 million decrease in margin requirements on matured and terminated swap contracts and a $4.4 million decrease in current and deferred federal income tax assets.
Deposits increased $12.9 million, or less than 1%, to $9.24 billion at March 31, 2021 from $9.23 billion at September 30, 2020. The increase was the result of a $115.8 million increase in our checking accounts, an $89.5 million increase in our savings accounts and $43.2 million of growth in our money market deposit accounts, partially offset by a $234.7 million decrease in our certificates of deposit ("CDs") for the six months ended March 31, 2021. Total deposits included $572.4 million and $553.9 million of brokered CDs at March 31, 2021 and September 30, 2020, respectively.
Borrowed funds, all from the FHLB, decreased $228.0 million, or 6.47%, to $3.29 billion at March 31, 2021 from $3.52 billion at September 30, 2020. Included in the decrease were $225.0 million of 90 day advances that were utilized for longer term interest rate swap contracts and $2.8 million of long term advances that reached maturity during the six-month period and were not replaced.
Borrowers' advances for insurance and taxes decreased by $17.4 million to $94.1 million at March 31, 2021 from
$111.5 million at September 30, 2020. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and will be remitted to various taxing agencies.

Accrued expenses and other liabilities increased by $23.4 million to $89.0 million at March 31, 2021 from $65.6 million at September 30, 2020. The change was mainly due to a $22.0 million increase in the liability for off-balance sheet exposures on commitments to originate new loans and to fund undrawn equity lines of credit and construction loan balances upon the October 1, 2020 adoption of CECL.
Total shareholders' equity increased $31.6 million, or 1.89%, to $1.70 billion at March 31, 2021 from $1.67 billion at September 30, 2020. Activity reflects $48.0 million of net income and a $44.4 million decrease in accumulated other comprehensive loss, reduced by a $35.8 million provision to the allowance for credit losses, net of tax, with the adoption of CECL, $28.4 million of quarterly dividends and $3.4 million of adjustments related to our stock compensation and employee stock ownership plans. The decrease in accumulated other comprehensive loss is primarily due to a net positive change in unrealized gains and losses on swap contracts. No shares of our common stock were repurchased during the six months ended March 31, 2021.
The Company declared and paid a quarterly dividend of $0.28 per share during each of the fourth fiscal quarter of 2020 and the first and second fiscal quarters of 2021. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 14, 2020 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to $1.12 per share of possible dividends to be declared on the Company's common stock during the twelve months subsequent to the members' approval (i.e., through July 14, 2021), including a total of up to $0.28 during the quarter ending June 30, 2021. The MHC has conducted the member vote to approve the dividend waiver each of the past seven years under Federal Reserve regulations and for each of those seven years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At March 31, 2021 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.65%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III

Rules, were each 19.75% and its total capital ratio was 20.33%. Additionally, the Company's Tier 1 leverage ratio was 12.33%, its Common Equity Tier 1 and Tier 1 ratios were each 22.88% and its total capital ratio was 23.45%. The current capital ratios of the Association reflect the dilutive impact of $55.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2020. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Anna Maria Motta, the Chief Information Officer of the Association, has announced that she will be retiring from employment at the end of September 2021. Andrew Rubino, who has been with the Association since 2000 and has served in various leadership positions, including Information Security Officer, and as a manager in the loan production, customer service, internet services, operations support and marketing groups, and has served as the Chief Marketing Officer since 2020, will become the new Chief Information Officer at that time. “Anna has been an integral part of our organization for 32 years, serving in almost every aspect of the organization and leading our technology initiatives while in her role as the Chief Information Officer since 2014,” said Chairman and CEO Marc A. Stefanski. “On behalf of our Board, our management team and our associates, I thank her and wish her the best in her retirement. We welcome Andy into his new responsibilities, and have confidence that his background and his extensive experience in many areas of the Company have prepared him for his new role.”
Presentation slides as of March 31, 2021 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning April 30, 2021. These slides provide additional information with respect to the Company's response to COVID-19. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, seven lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of March 31, 2021, the Company’s assets totaled $14.46 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	civic unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2021	September 30, 2020
ASSETS
Cash and due from banks	$23,424	25,270
Other interest-earning cash equivalents	641,976	472,763
Cash and cash equivalents	665,400	498,033
Investment securities available for sale (amortized cost $417,365 and $447,384, respectively)	421,021	453,438
Mortgage loans held for sale ($24,508 and $36,078 measured at fair value, respectively)	63,441	36,871
Loans held for investment, net:
Mortgage loans	12,702,473	13,104,959
Other loans	2,482	2,581
Deferred loan expenses, net	44,422	42,459
Allowance for credit losses on loans	(67,749)	(46,937)
Loans, net	12,681,628	13,103,062
Mortgage loan servicing rights, net	8,974	7,860
Federal Home Loan Bank stock, at cost	162,783	136,793
Real estate owned, net	—	185
Premises, equipment, and software, net	39,845	41,594
Accrued interest receivable	33,055	36,634
Bank owned life insurance contracts	294,022	222,919
Other assets	94,615	104,832
TOTAL ASSETS	$14,464,784	$14,642,221
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	9,238,411	9,225,554
Borrowed funds	3,293,717	3,521,745
Borrowers’ advances for insurance and taxes	94,108	111,536
Principal, interest, and related escrow owed on loans serviced	46,100	45,895
Accrued expenses and other liabilities	88,977	65,638
Total liabilities	12,761,313	12,970,368
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,616,132 and 280,150,006 outstanding at March 31, 2021 and September 30, 2020, respectively	3,323	3,323
Paid-in capital	1,742,681	1,742,714
Treasury stock, at cost; 51,702,618 and 52,168,744 shares at March 31, 2021 and September 30, 2020, respectively	(766,407)	(767,649)
Unallocated ESOP shares	(37,917)	(40,084)
Retained earnings—substantially restricted	849,394	865,514
Accumulated other comprehensive loss	(87,603)	(131,965)
Total shareholders’ equity	1,703,471	1,671,853
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,464,784	$14,642,221

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$96,175	$115,203	$196,301	$230,428
Investment securities available for sale	966	2,911	1,953	5,775
Other interest and dividend earning assets	814	1,412	1,630	3,375
Total interest and dividend income	97,955	119,526	199,884	239,578
INTEREST EXPENSE:
Deposits	24,545	37,483	52,241	75,799
Borrowed funds	14,999	17,005	30,489	34,556
Total interest expense	39,544	54,488	82,730	110,355
NET INTEREST INCOME	58,411	65,038	117,154	129,223
PROVISION (RELEASE) FOR CREDIT LOSSES	(4,000)	6,000	(6,000)	3,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	62,411	59,038	123,154	126,223
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,460	2,119	4,955	4,265
Net gain on the sale of loans	8,911	3,138	25,354	6,063
Increase in and death benefits from bank owned life insurance contracts	3,807	2,461	5,454	4,022
Other	530	1,229	1,406	6,527
Total non-interest income	15,708	8,947	37,169	20,877
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,672	27,216	55,010	53,101
Marketing services	5,325	4,029	11,058	8,490
Office property, equipment and software	6,395	6,534	12,830	12,980
Federal insurance premium and assessments	2,323	2,768	4,713	5,387
State franchise tax	1,159	1,191	2,310	2,323
Other expenses	6,936	7,820	14,618	14,597
Total non-interest expense	48,810	49,558	100,539	96,878
INCOME BEFORE INCOME TAXES	29,309	18,427	59,784	50,222
INCOME TAX EXPENSE	6,300	1,170	11,773	7,323
NET INCOME	$23,009	$17,257	$48,011	$42,899
Earnings per share—basic and diluted	$0.08	$0.06	$0.17	$0.15
Weighted average shares outstanding
Basic	276,716,978	275,835,243	276,464,037	275,706,011
Diluted	278,593,303	278,101,329	278,291,638	277,990,253

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$494,161	$127	0.10%	$255,711	$771	1.21%
Mortgage-backed securities	435,847	966	0.89%	549,254	2,911	2.12%
Loans (2)	12,892,195	96,175	2.98%	13,489,277	115,203	3.42%
Federal Home Loan Bank stock	158,930	687	1.73%	104,944	641	2.44%
Total interest-earning assets	13,981,133	97,955	2.80%	14,399,186	119,526	3.32%
Noninterest-earning assets	548,229			508,440
Total assets	$14,529,362			$14,907,626
Interest-bearing liabilities:
Checking accounts	$1,062,894	296	0.11%	$874,424	370	0.17%
Savings accounts	1,724,978	760	0.18%	1,506,254	2,540	0.67%
Certificates of deposit	6,394,643	23,489	1.47%	6,672,273	34,573	2.07%
Borrowed funds	3,352,317	14,999	1.79%	3,887,648	17,005	1.75%
Total interest-bearing liabilities	12,534,832	39,544	1.26%	12,940,599	54,488	1.68%
Noninterest-bearing liabilities	306,556			232,089
Total liabilities	12,841,388			13,172,688
Shareholders’ equity	1,687,974			1,734,938
Total liabilities and shareholders’ equity	$14,529,362			$14,907,626
Net interest income		$58,411			$65,038
Interest rate spread (1)(3)			1.54%			1.64%
Net interest-earning assets (4)	$1,446,301			$1,458,587
Net interest margin (1)(5)		1.67%			1.81%
Average interest-earning assets to average interest-bearing liabilities	111.54%			111.27%
Selected performance ratios:
Return on average assets (1)		0.63%			0.46%
Return on average equity (1)		5.45%			3.98%
Average equity to average assets		11.62%			11.64%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended			Six Months Ended
	March 31, 2021			March 31, 2020
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$485,375	$255	0.11%	$242,849	$1,720	1.42%
Mortgage-backed securities	441,696	1,953	0.88%	547,491	5,775	2.11%
Loans (2)	12,991,561	196,301	3.02%	13,365,570	230,428	3.45%
Federal Home Loan Bank stock	147,861	1,375	1.86%	103,401	1,655	3.20%
Total interest-earning assets	14,066,493	199,884	2.84%	14,259,311	239,578	3.36%
Noninterest-earning assets	536,771			498,820
Total assets	$14,603,264			$14,758,131
Interest-bearing liabilities:
Checking accounts	$1,040,353	617	0.12%	$871,198	853	0.20%
Savings accounts	1,693,536	1,674	0.20%	1,498,164	5,564	0.74%
Certificates of deposit	6,444,083	49,950	1.55%	6,589,024	69,382	2.11%
Borrowed funds	3,411,955	30,489	1.79%	3,816,909	34,556	1.81%
Total interest-bearing liabilities	12,589,927	82,730	1.31%	12,775,295	110,355	1.73%
Noninterest-bearing liabilities	341,727			252,546
Total liabilities	12,931,654			13,027,841
Shareholders’ equity	1,671,610			1,730,290
Total liabilities and shareholders’ equity	$14,603,264			$14,758,131
Net interest income		$117,154			$129,223
Interest rate spread (3)			1.53%			1.63%
Net interest-earning assets (4)	$1,476,566			$1,484,016
Net interest margin (5)		1.67%			1.81%
Average interest-earning assets to average interest-bearing liabilities	111.73%			111.62%
Selected performance ratios:
Return on average assets		0.66%			0.58%
Return on average equity		5.74%			4.96%
Average equity to average assets		11.45%			11.72%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.